                                                                   EXHIBIT 10.39

                          LICENSE AND SUPPLY AGREEMENT

                THIS LICENSE & SUPPLY AGREEMENT ("Agreement") is made and effective this 25th day of April, 2000, by and between AMARILLO BIOSCIENCES, INC., a Texas corporation with its principal place of business at 800 W. 9th, Amarillo, Texas 79101 (hereinafter "ABI") and BIOPHARM FOR SCIENTIFIC RESEARCH AND DRUG INDUSTRY DEVELOPMENT and its affiliates, a company organized under the laws of Egypt with its principal place of business at 57 Korniche El Nile, 11th Floor, Maadi, Cairo, Egypt (hereinafter "BIOPHARM") (ABI and BIOPHARM are hereinafter collectively referred to as the "Parties"). MITSUBISHI CORPORATION is ABI's shipping agent with respect to product shipped to BIOPHARM under this Agreement.

                WHEREAS, ABI and its contract suppliers have substantial expertise in the production and use of oral interferon alpha (hereinafter, "IFN-a") and have proprietary rights and know-how in the field of production, purification and formulation of IFN-a;

                WHEREAS, ABI is willing to disclose to BIOPHARM Technical Information consisting of human data for hepatitis B and hepatitis C and all other data, including safety, bioavailability, and clinical trial data necessary for BIOPHARM to obtain regulatory approval for a hepatitis B or hepatitis C product in the Territory; and

                WHEREAS, ABI has an exclusive worldwide license (except Japan) to market and distribute the oral formulation of HBL IFN-a (as defined in ARTICLE I, below), and desires to provide HBL IFN-a to BIOPHARM on the terms and conditions herein set forth, and BIOPHARM desires to obtain the right to perform clinical trials on, distribute and market HBL IFN-a contained in Licensed Product on the terms and conditions herein set forth;

**** Indicates that a portion of the text has been omitted and filed separately with the Commission

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                NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and adequate consideration the receipt and sufficiency of which are evidenced by the execution hereof, ABI and BIOPHARM agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                1.1. "ABI" and "BIOPHARM" shall mean and include not only the indicated company, but also such company's Assignees.

                1.2. "Affiliate" means a corporation, company, partnership, or other business entity which controls or is controlled by, or is under common control with, the designated party. In the case of a corporation or company, "control" means ownership either directly or indirectly of at least Fifty Percent (50%) of the shares of stock entitled to vote for the election of directors.

                1.3.    "Agreement" means this License and Supply Agreement.

                1.4. "Assignee" means any permitted assignee or sub-licensee of rights under this Agreement

                1.5.    "Dose" means 150 International Units of IFN-a.

                1.6. "HBL IFN-a" means the cell culture derived human lymphoblastoid IFN-a used for the Licensed Product by ABI and produced by HAYASHIBARA BIOCHEMICAL LABORATORIES, INC. ("HBL").

                1.7. "Licensed Indications" means all human indications treated or treatable by the oral administration of IFN-a.

                1.8. "Licensed Product" means a formulation or composition containing HBL IFN-a and designated, detailed, or labeled for oral use in the treatment of the Licensed Indications.

                1.9. "Technical Information" means all information, reports, results, inventions, know-how, materials, and any other technical and scientific data, specifications and formulae directly

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related to the development, regulatory approval, manufacture, testing, use, marketing and/or sale of Licensed Product, and any non-public information relevant to the business of the Parties which is necessarily disclosed by one to the other during the Parties' conduct under this Agreement. "ABI Technical Information" refers to Technical Information originating with ABI or which ABI has obtained through its contractual relationships with third parties. "BIOPHARM Technical Information" refers to Technical Information originating with BIOPHARM or which BIOPHARM has obtained through its contractual relationships with third parties. "Technical Information" when not otherwise specified herein means both ABI Technical Information and BIOPHARM Technical Information.

                1.10. "Territory" means Arab Republic of Egypt, and such other countries as may be added pursuant to the provisions of Section 9.2.

                1.11.   "MOH" means Ministry of Health in the Territory.

                                   ARTICLE II

                                GRANT OF LICENSE

                2.1. ABI grants to BIOPHARM and BIOPHARM accepts, subject to the terms of this Agreement, the exclusive right to use HBL IFN-a for clinical testing and trials, and upon proper regulatory approval, the exclusive right to market and distribute Licensed Product to treat the Licensed Indications in the Territory. ABI will provide BIOPHARM technical information for the above-mentioned purposes at no cost to BIOPHARM. ABI retains all other rights to HBL IFN-a, including without limitation, the right to test, develop, license, sub-license, market, distribute or otherwise use HBL IFN-a for treatment of all indications other than the Licensed Indications, and for treatment of the Licensed Indications in all countries not included in the Territory.

                2.2. The license grant to BIOPHARM under this Agreement shall commence on the effective date of this Agreement and shall terminate immediately upon the termination or

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expiration of this Agreement unless extended by the parties at least one hundred and eighty (180) days prior to the expiration date.

                2.3. BIOPHARM shall have the right to use and sell Licensed Product only in the Territory. BIOPHARM shall not seek customers, establish any branch or maintain any distribution depot for Licensed Product in any country outside the Territory. BIOPHARM shall not sell Licensed Product to any customer in any country outside the Territory or to any customer in the Territory if, to the knowledge of BIOPHARM, such customer intends to resell the Licensed Product in any country outside the Territory. BIOPHARM shall cause ABI's name to appear on each outer package of the Licensed Product distributed in the Territory, providing that it complies with local laws and Ministry of Health regulations..

                2.4. Licensed Product sold by BIOPHARM shall bear the trademark "BIOFERON-A" or another trademark proposed by BIOPHARM to which ABI agrees, acknowledging ABI as developer and manufacturer, providing that it complies with local laws and Ministry of Health regulations. ABI shall own all rights to such trademarks. BIOPHARM will inform ABI if registration of such trademark, in the opinion of BIOPHARM, is advisable. ABI hereby grants to BIOPHARM during the term of this Agreement the exclusive license to use the BIOFERON-A trademark or another trademark agreed to by the parties in the Territory in connection with the use or sale of Licensed Product.

                                   ARTICLE III

                                SUPPLY OF PRODUCT

                3.1. Subject to the terms and conditions of this Agreement, ABI shall supply clinical trial samples, including 150 I.U. HBL IFN-a lozenges and placebos to BIOPHARM at no cost, and (upon government approval) will provide Licensed Product for sale in the Territory for the consideration set forth in Paragraph 4.1, below. The quantity of clinical trial samples provided for

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clinical testing will be agreed to by the parties as part of the clinical development plan. Licensed Product shall be supplied in response to issuance by BIOPHARM of written purchase orders delivered to ABI specifying the quantity to be supplied, along with any special instructions/requests regarding supply and/or delivery. ABI shall have no responsibility for obtaining any required regulatory approvals, nor for distribution, promotion, pricing, or marketing of lozenges in the Territory, all of which shall be completed by BIOPHARM with the assistance of ABI.

                3.2. ABI agrees to allow BIOPHARM right of reference to ABI's US FDA Drug Master File for HBL IFN-a and to do such other acts as are reasonably necessary, and within ABI's control, to facilitate approval of HBL IFN-a-containing lozenges in the Territory for use in the Licensed Indications, and ABI also hereby agrees to consult with BIOPHARM at BIOPHARM's request concerning regulatory affairs, to review documents to be submitted to governmental agencies for approval, and to take such other actions as may be necessary from time to time to facilitate approval of Licensed Product for sale and use in the Territory. ABI also agrees to provide clinical data from its past, current or future studies, relating to safety or bioavailability, or clinical data relating to the use of HBL IFN-a in hepatitis B or C. BIOPHARM will be responsible for packaging and labeling of the clinical trial material. Further, BIOPHARM will be responsible for the preparation of all necessary materials including case report forms, and Investigator Brochures as required by ABI for conducting the clinical trials in Egypt. ABI shall reasonably provide to BIOPHARM other support or assistance requested by BIOPHARM and within ABI's capabilities with respect to regulatory and clinical activities, on a fully reimbursed basis for actual out-of-pocket expenses including time of key personnel to be charged at $750.00 (US) per day.

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                                   ARTICLE IV

                                  CONSIDERATION

                4.1. For all Licensed Product supplied by ABI to BIOPHARM (other than quantities provided pursuant to Paragraph 3.2 above), ABI shall receive from BIOPHARM the payment per Dose specified at Exhibit "A". Payment for each shipment of Licensed Product shall be made by BIOPHARM by irrevocable letter of credit on a U.S. bank. The price per Dose shall be further adjusted from time to time as may be necessary to reflect any Change in the Producers Price Index, Drugs and Pharmaceuticals, Subdivision Code 063, after the date of this Agreement. In addition, both the price per Dose and the amount to be invoiced and paid for Licensed Product shall be further adjusted to reflect any changes for (i) the variable cost of any raw material or combination of raw materials that changes by more than twenty percent (20%) from ABI's cost at the date of this Agreement, and (ii) the variable cost arising from changes in product specifications, manufacturing, testing, or release of the product; provided, however, that if such variable cost increases occur within five (5) years after the date of approval of a Licensed Product for sale in the Territory, under circumstances where MOH does not permit an increase in the sales price of the Licensed Product, then the price adjustment otherwise provided for under this sentence shall be reduced by fifty percent (50%). BIOPHARM shall receive Licensed Product at a named port of destination in the Territory and the shipping arrangements shall be made by ABI's nominated shipping agent (Mitsubishi Corporation). BIOPHARM shall pay the price set forth at Exhibit A at the named port of destination in the Territory, which price includes freight and insurance. Title to Licensed Product purchased by BIOPHARM shall transfer to BIOPHARM, and BIOPHARM shall pay all freight charges and bear the risk of loss and damage, from the time Licensed Product is placed at the disposal of BIOPHARM at the port of destination.

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                4.2.    BIOPHARM shall within five (5) months of the Effective
date of this agreement commence clinical trials in the Licensed Indications using protocols developed jointly and approved by ABI. BIOPHARM will conduct all clinical trials at its own expense. BIOPHARM shall, within three (3) months of the conclusion of the appropriate clinical study, apply for, at its own cost and expense and without any contribution from ABI, all necessary licenses, registrations or approvals required to be issued in the Territory, or any agency or instrumentality thereof, as a precondition to the import and sale of Licensed Product. BIOPHARM will apply for any pricing or reimbursement approvals, will exercise diligence to maintain all such approvals, and will diligently market the approved Licensed Product through the term of this Agreement. BIOPHARM will launch Licensed Product in the Territory within three (3) months of receipt of all necessary governmental approvals, and shall thereafter use its best efforts to advertise, promote and sell such Licensed Product after such approval. If at any time during the term of this Agreement BIOPHARM should fail to comply in a timely way with any of the requirements set forth in this Section 4.2, or if at any time during the term of this Agreement BIOPHARM should no longer be actively pursuing the application for any such approval or license in the Territory, or if, having obtained such approval or license, BIOPHARM should no longer be actively developing or marketing any Licensed Product under this Agreement in the Territory, under the preconditions permitted by applicable laws and regulations, both parties shall enter into consultation to decide the assignment of such applications, approvals and/or licenses from BIOPHARM.

                4.3. BIOPHARM shall provide ABI by December 31st of each year during the term of this Agreement, a report of ongoing efforts for the development of Licensed Products, including a report of efforts by BIOPHARM with respect to clinical testing, regulatory approval efforts, marketing/sales strategy, and any other areas into which BIOPHARM's reasonable business efforts in accordance with this paragraph may reasonably be categorized. Such report shall be provided in

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English and shall be accompanied by labeling, instructions, promotional and other support materials developed for BIOPHARM's sales force, patients, physicians, or other outside parties. Such a report shall be prepared more often if ABI so requests in writing, provided that ABI pays to BIOPHARM the expenses incurred by BIOPHARM in generating such additional reports. It is understood that ABI will receive a copy in English of all BIOPHARM Technical Information.

                4.4. During the term of this Agreement, BIOPHARM shall provide to ABI all data relating to the clinical testing and development of the Licensed Product for the Licensed Indications. ABI shall be free to use all clinical results obtained in the Territory and subject to notification to BIOPHARM, to use these results in non-BIOPHARM territories. The foregoing notwithstanding, if ABI or its licensee or distributor should utilize hepatitis C clinical trial data generated by or at the expense of BIOPHARM for the purpose of filing or cross referencing with respect to an application for regulatory approval in any jurisdiction outside the Territory under any arrangement or agreement to which BIOPHARM is not a party, ABI shall pay to BIOPHARM the amount of $50,000 per regulatory jurisdiction in which such use is made, until such time as BIOPHARM shall have recouped the total amount of its expenditures with respect to its hepatitis C clinical trials, and its regulatory approval activities related thereto.

                4.5 Unless specifically authorized in writing by ABI, BIOPHARM shall not sell, or offer for sale, or act as sales agent for the solicitation of orders for any oral products (other than Licensed Products) that contain any IFN-a derived from any species and designated, detailed, or labeled for oral use for the Licensed Indications. ABI shall not authorize any third parties, directly or indirectly, to market or sell any IFN-a in the Territory for oral use in the treatment of the Licensed Indications.

                4.6 BIOPHARM shall provide medical, pharmaco-vigilance and other appropriate customer support services in connection with sale of Licensed Products, and will report to ABI on

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a timely basis all material adverse reactions, product complaints and other relevant customer feedback. BIOPHARM agrees to advise ABI fully with respect to health, safety, environmental, and other standards, specifications, and other requirements imposed by law, regulation, or order in the Territory and applicable to Licensed Product which may be brought to BIOPHARM's attention from time to time, and which would have a material effect on the use or sale of Licensed Product for Licensed Indications in the Territory. BIOPHARM shall also advise ABI of all instructions, warnings, and labels applicable to Licensed Product for the Licensed Indications that are necessary or desirable under laws, regulations, or practices in the Territory. ABI shall meet such safety standards or specifications. ABI shall not increase the price charged to BIOPHARM for the Licensed Product unless changes to the specification are required.

                                    ARTICLE V

                              ORDERS AND SHIPMENTS

                5.1. Within ninety (90) days of the date hereof, and at least ninety (90) days prior to the commencement of each calendar year during the term of this Agreement, BIOPHARM will furnish ABI with its projected requirements for Licensed Product during the next succeeding calendar year. BIOPHARM may amend its projected requirements from time-to-time, provided, however, that ABI shall be obligated only to make its best effort to comply with any requests in excess of annual projections received by it at least ninety (90) days prior to the commencement of the calendar year in question. Under no circumstances shall ABI be required to deliver to BIOPHARM hereunder, an amount of Licensed Product which exceeds the amount ABI is able, in good faith, to acquire from HBL, or from HBL's contract manufacturers. The exact composition of Licensed Product shall be disclosed in writing by ABI to BIOPHARM. Subject to the foregoing, ABI shall use its best efforts to deliver Licensed Product in accordance with BIOPHARM's projected requirements and product specifications.

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                5.2.    ABI shall ship product within thirty (30) days of
request by BIOPHARM, against an irrevocable letter of credit on a U.S. bank (or other financial surety acceptable to ABI or to the agent nominated by ABI) in an amount sufficient to cover the CIF price payable to ABI or the agent nominated by ABI under Paragraph 4.1 above. The letter of credit shall be issued by a financial institution acceptable to ABI or to the agent nominated by ABI, shall be in U.S. dollars and shall not expire until the final payment for the respective shipment has been made to ABI or to the agent nominated by ABI.

                5.3. Orders of Licensed Product for commercial sales shall be made for "full lot" quantities of 500,000 Doses. BIOPHARM shall meet or exceed the following annual minimum purchases from ABI. If BIOPHARM does not achieve these levels, it will enter into consultations with ABI to evaluate and remedy the situation, after which BIOPHARM will have the opportunity to make up the difference by either purchasing product or by cash payment within 90 days of the end of the period. If BIOPHARM does not elect to so make up the difference, then ABI will have the right to make the Agreement non-exclusive, and appoint another licensee or market the Product under the ABI name.

        1st twelve months after launch                  500,000 doses
        2nd twelve months after launch                  1.5 million doses
        3rd twelve months after launch and beyond       3 million doses

                                   ARTICLE VI

                              TERM AND TERMINATION

                6.1. This Agreement and all rights granted hereunder by each Party shall terminate ten years from the effective date of this agreement, unless extended on a yearly basis by request of BIOPHARM at least one hundred and eighty (180) days prior to the expiration date; provided, however, that if
(a) BIOPHARM does not commence application for government approval, as may be

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required or advisable, within five (5) months after BIOPHARM receives all supporting documentation required for application for approval of commencement of the pivotal clinical trial; and (b) after approval of the Licensed Product, place orders for minimum annual shipments as provided in Paragraph 5.3, above; then ABI shall have the right to terminate this Agreement upon ninety (90) days prior written notice to BIOPHARM. BIOPHARM will proceed diligently to obtain market approval for the Territory according to the timetable set forth in paragraph 4.2 of this Agreement.

                6.2. Termination of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior to such termination. In addition, ARTICLE VIII ("Confidentiality") shall survive termination of this Agreement.

               6.3. On termination of this Agreement for any reason set forth herein, BIOPHARM shall cease to sell Licensed Product after it sells all Licensed Product in its inventory that has already been paid for, and shall surrender to ABI all ABI Technical Information that it may have received during the term of this Agreement, and at the request of ABI, BIOPHARM may conditionally assign any approval, permit, or license it holds relating to Licensed Products to ABI. Any accrued payment obligations shall be paid within thirty (30) days of the termination of this Agreement.

                                   ARTICLE VII

                          WARRANTY AND INDEMNIFICATION

                7.1. ABI represents and warrants that as of the date of this Agreement, it is the exclusive owner of the right to sell and distribute Licensed Product for use in treating the Licensed Indications in the Territory. ABI further warrants that at the time of shipment, all product supplied by it
(i) shall meet all product specifications previously agreed in writing between ABI and BIOPHARM; (ii) shall not be adulterated or misbranded; and (iii) shall be manufactured in accordance with good manufacturing practices in the country of manufacture. ABI shall indemnify and hold BIOPHARM harmless from any and all costs, expenses, damages, judgments, and liabilities

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incurred by or rendered against BIOPHARM arising from any claim made or suit brought as a result of a breach by ABI of its warranties under this Paragraph
7.1.

                7.2. BIOPHARM warrants that its operations and activities in the Territory shall be in compliance with applicable laws, statutes and regulations; and BIOPHARM shall indemnify and hold ABI harmless from any and all costs, expenses, damages, judgments, and liabilities incurred by or rendered against ABI or its Affiliates arising from the use, testing, recall, labelling, promotion, sale, or distribution of Licensed Product as a result of any breach of such warranty by BIOPHARM. ABI warrants that the manufacture of Licensed Product, including without limitation both bulk interferon alpha and finished product, shall be in compliance with applicable laws, statutes and regulations, and ABI shall indemnify and hold BIOPHARM harmless from any and all costs, expenses, damages, judgments, and liabilities incurred by or rendered against BIOPHARM or its Affiliates arising from the use, testing, recall, labeling, promotion, sale or distribution of Licensed Product as a result of any breach of such warranty by ABI.

                                  ARTICLE VIII

                                 CONFIDENTIALITY

                8.1. ABI owns or is licensed under confidential or secret information relating to the Licensed Products, and BIOPHARM intends to conduct trials in the Territory which will generate confidential or secret information relating to the Licensed Products, and it is the intention of both ABI and BIOPHARM to maintain this confidentiality.

                8.2. Each Party agrees to maintain confidential and secret all Technical Information which may be disclosed or provided to it by the other Party or that the Parties may together subsequently acquire.

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               8.3.     Each Party's obligation to the other to maintain
confidentiality hereunder shall terminate with respect to any particular item and only said item of the disclosing Party's Technical Information, when the recipient Party can demonstrate that such item of information:

                        8.3.1. Is publicly known and available through some means other than by the recipient Party's act or omission; or

                        8.3.2. Was in the recipient Party's possession prior to its disclosure by the other Party, as established by written evidence; or

                        8.3.3. Has come into the recipient Party's possession through a third party free of any obligation of confidentiality to the disclosing Party, where said third party has acquired said information lawfully and not under circumstances forbidding its disclosure.

                8.4. Neither Party will permit the other Party's Technical Information or any part thereof to be disclosed to third parties or to employees except on a "need-to-know" basis and each will maintain such information and/or documents with the same precautions it uses to safeguard its own confidential or secret information.

                8.5. Each Party will notify the other promptly if it has knowledge that an unauthorized third party possesses Technical Information of the other Party.

                8.6. BIOPHARM shall have the right to use ABI's Technical Information, and to access ABI's US FDA Drug Master File for HBL IFN-a, to the extent reasonably necessary to accomplish the objectives of this Agreement.

                8.7. Upon written notification to BIOPHARM, ABI may use BIOPHARM's Technical Information for the purposes of designing protocols and studies, and for submission to regulatory authorities in any country outside the Territory in connection with an application for drug approval of the Product, subject, however, to the provisions of Section 4.4 regarding use of hepatitis C data.

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                                   ARTICLE IX

                                  MISCELLANEOUS

                9.1. Force Majeure. The failure of BIOPHARM, ABI, or any of their Affiliates to take any action required by this Agreement if such failure is occasioned by an act of God or the public enemy, fire, explosion, perils of the sea, floods, drought, war, riot, sabotage, accident, embargo or any circumstance of like or different character beyond the reasonable control of the Party so failing or by the interruption or delay in transportation, inadequacy, or shortage or failure of the supply of materials and/or equipment, equipment breakdown, labor trouble or compliance with any order, direction, action or request of any governmental officer, department or agency and whether in any case such circumstances now exist or hereafter arise, shall not subject said Party to any liability to the other.

                9.2. Additional Countries. At any time during the term of this Agreement, but in no event before December 1, 2000, if BIOPHARM should not be in violation of any material provision of this Agreement, including without limitation the milestones set forth in Section 4.2, above, BIOPHARM may request from ABI the addition of one or more of the following countries to the
Territory: Saudi Arabia, United Arab Emirates, Yemen and Libya. ABI shall honor such request by adding the requested country or countries to the Territory within one (1) year of the receipt of such request in writing, unless ABI shall at any time have received a proposal from another distributor or licensee with terms more favorable to ABI than those set forth in this Agreement; and in such case, ABI shall notify BIOPHARM of all of the material proposed terms and conditions and BIOPHARM shall thereupon have an opportunity to accept such terms and conditions, in which event this Agreement shall be appropriately amended by the parties, in writing. Under no circumstances shall ABI enter into a distribution agreement for the countries of Saudi Arabia, United Arab Emirates,

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Yemen, Libya, or any of them, without first having extended to BIOPHARM the option to enter into such an arrangement upon the same or substantially similar terms and conditions.

               9.3. Communication. Any payment, notice or other communication required or permitted to be made or given to either Party pursuant to this Agreement shall be sufficiently made or given on the date of sending if sent to such Party by certified or registered mail, or by courier service, postage or delivery charge prepaid, addressed to it at its address set forth below, or to such other address as it may have designated by written notice given to the other Party. Fax numbers are given for convenience only, as an additional method of delivery, and no notice or other communication transmitted by fax shall be considered to be sufficiently made or given until such notice or communication is also sent by one of the other means described above.

In case of BIOPHARM:         Dr. Osama Kandil
-------------------          Chairman & CEO
                             Biopharm International Group
                             1162 Millwood Pond Drive
                             Herndon, VA 20170                   Fax (703) 404-2301

And:                         Dr. Osama Kandil
---                          Chairman & CEO
                             Biopharm Healthcare Products Co.
                             57 Korniche El Nile, 11th Floor
                             Maadi, Cairo, Egypt                 Fax 011-202-526-2400

In case of ABI:              Dr. Joseph M. Cummins
--------------               Chairman & CEO
                             Amarillo Biosciences, Inc.
                             800 W. 9th
                             Amarillo, TX  79101                 Fax: (806) 376-9301

And:                         Edward L. Morris, Legal Counsel
---                          Sprouse, Smith & Rowley, PC
                             P.O. Box 15208
                             Amarillo, TX 79105                  Fax (806) 373-3454

                9.4. Amendments to Agreement. This Agreement constitutes the entire Agreement between the Parties hereto on this subject matter and supersedes all previous arrangements whether

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written or oral. Any amendment or modification of this Agreement shall be effective only if made in writing, and executed by both Parties.

                9.5. Enforceability. To the extent permitted by law, each Party waives any provision of law which renders any provision herein invalid, illegal or unenforceable in any respect, provided it does not contradict local laws and MOH regulations.

                9.6. Relationship of Parties. All purchases and resales of Licensed Product by BIOPHARM shall be for BIOPHARM's own account as a principal and not as an agent of ABI. BIOPHARM shall act in all respects as an independent contractor and not as a representative or agent of ABI. This Agreement shall not be construed to create a relationship of partners, joint venturers, brokers, employees, agents, master or servant between the Parties. Neither Party shall have any right or authority to assume or create any responsibility, express or implied, in the name of the other Party or to bind the other Party in any manner whatsoever.

                9.7. Assignment. Neither Party hereto shall assign any of its rights under this Agreement to any person or entity not an Affiliate of the assigning Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

                9.8. Venue and Jurisdiction. Venue of any action brought under this Agreement shall be as follows: Actions initiated or filed by or behalf of ABI shall be brought in the federal district court of the Eastern District of Virginia; and actions initiated or filed by or on behalf of BIOPHARM shall be brought in the federal district court for the Northern District of Texas, Amarillo Division.

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                9.9.    Governing Language. The English language of this
Agreement shall govern and control any translations of the Agreement into any other language. Documents furnished by BIOPHARM to ABI under the terms of this Agreement shall be furnished in English, or alternatively, shall be accompanied by an English translation.

                IN WITNESS WHEREOF, the Parties hereunto have caused this instrument to be executed in duplicate by their duly authorized representatives as of the date first above written.


ABI:                                BIOPHARM:
---                                 --------

AMARILLO BIOSCIENCES, INC.          BIOPHARM FOR SCIENTIFIC RESEARCH AND
                                    DRUG INDUSTRY DEVELOPMENT


By:  //signature on file//          By:  //signature on file//
   -----------------------             -----------------------
   Joseph M. Cummins,                  Osama Kandil,
   Chairman & CEO                      Chairman & CEO


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                                   EXHIBIT "A"

This Exhibit "A" is attached to that certain License Agreement by and between AMARILLO BIOSCIENCES, INC. and BIOPHARM FOR SCIENTIFIC RESEARCH AND DRUG INDUSTRY DEVELOPMENT and its affiliates dated April 25, 2000, and constitutes a part of said Agreement, as if fully set forth therein.

ABI will supply to BIOPHARM either bulk finished lozenges or bulk interferon-a and anhydrous maltose from its subcontractor's plant for an agreed period of time up to a maximum quantity per year to be decided, at the price noted below.

               Finished bulk lozenges:
                      $**** per lozenge

               Bulk interferon-a/anhydrous maltose:
                      $**** per Dose





**** Indicates that a portion of the text has been omitted and filed separately with the Commission




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